Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Subject to Completion, Pricing Supplement dated March 16, 1998

PROSPECTUS Dated March 12, 1998                    Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 12, 1998                       Dated                        , 1998
                                                                Rule 424(b)(3)

                                   $25,000,000
                   Morgan Stanley, Dean Witter, Discover & Co.
                        Dow Jones Industrial Average(sm)
                BRoad InDex Guarded Equity-linked Securities(sm)
                       due April 30, 2004 ("BRIDGES(sm)")
                           MEDIUM-TERM NOTES, SERIES C
                             -----------------------

     The Dow Jones Industrial Average(sm) BRoad InDex Guarded Equity-linked Securities due April 30, 2004 (the "BRIDGES") are Medium-Term Notes, Series C of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "-- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The BRIDGES are being issued in minimum denominations of $10 and will mature on April 30, 2004 (the "Maturity Date"). The issue price of each BRIDGES will be $10 (the "Issue Price"), and there will be no periodic payments of interest on the BRIDGES. The BRIDGES will not be redeemable by the Company in whole or in part prior to the Maturity Date.

     At maturity, the holder of each BRIDGES will receive $10, the par amount of such BRIDGES ("Par"), plus an amount (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the Final Index Value of the Dow Jones Industrial Average(sm) (the "DJIA"), as calculated by Dow Jones & Company, Inc. ("Dow Jones") over the Initial Index Value, each as further described below. "Dow Jones," "Dow Jones Industrial Average(sm)" and "DJIA(sm)" are service marks of Dow Jones & Company, Inc. The Supplemental Redemption Amount, if any, payable with respect to each BRIDGES at maturity will be calculated on the last of the Determination Dates and will equal the product of Par and the DJIA Percent Change. The DJIA Percent Change is a fraction, the numerator of which will be the Final Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Supplemental Redemption Amount cannot be less than zero. The Initial Index Value has been set to equal . The Final Index Value will equal the arithmetic average of the DJIA closing values on a date to be specified occurring in the first quarter of 2002, a date to be specified occurring in the first quarter of 2003 and April 21, 2004. See "Determination Dates" herein. The first two Determination Dates will be specified in the final Pricing Supplement.

     If the DJIA Percent Change is equal to or less than zero, the holder of each BRIDGES will be repaid Par, but will not receive any Supplemental Redemption Amount.

     For information as to the calculation of the Supplemental Redemption Amount, the DJIA Percent Change, the Final Index Value and certain tax consequences to beneficial owners of the BRIDGES, see "Supplemental Redemption Amount," "DJIA Percent Change," "Final Index Value" and "United States Federal Taxation" in this Pricing Supplement.

     The Company will cause the Supplemental Redemption Amount, the DJIA Percent Change and the Final Index Value to be determined by Morgan Stanley & Co. Incorporated (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

     An investment in the BRIDGES entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-7 and PS-8 herein.

     Application will be made to list the BRIDGES on the New York Stock Exchange ("NYSE"), subject to meeting the NYSE listing requirements. It is not possible to predict whether the BRIDGES will meet the NYSE listing requirements or trade in the secondary market or if such market will be liquid or illiquid.

     "BRIDGES" and "BRoad InDex Guarded Equity-linked Securities" are service marks of the Company.

                             -----------------------
                              PRICE $10 Per BRIDGES
                             -----------------------

                                                    Agent's         Proceeds
                           Price to Public       Commission(1)     to Company
                           ---------------       -------------     ----------
Per BRIDGES.............   $                     $                     $
Total...................   $                     $                     $

-----------------------------------------

(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                           MORGAN STANLEY DEAN WITTER



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



     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BRIDGES(sm) OR THE INDIVIDUAL STOCKS UNDERLYING THE DJIA. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE BRIDGES(sm) OR INDIVIDUAL STOCKS UNDERLYING THE DJIA IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "USE OF PROCEEDS AND HEDGING."

 accompanying Prospectus Supplement.

Principal Amount.............   $25,000,000

Maturity Date................   April 30, 2004

Specified Currency...........   U.S. Dollars

Issue Price..................   $10

Settlement Date (Original
 Issue Date).................                     , 1998

CUSIP........................   617446356

Book Entry Note or
 Certificated Note...........   Book Entry

Senior Note or Subordinated
  Note.......................   Senior

Minimum Denominations........   $10

Trustee......................   The Chase Manhattan Bank

Agent........................   Morgan Stanley & Co.
                                Incorporated

Maturity Redemption Amount...   At maturity (including as a result of
                                acceleration or otherwise), the holder of each BRIDGES will receive $10, the par amount of such BRIDGES ("Par"), plus the Supplemental
                                Redemption Amount, if any. References herein to "BRIDGES" refer to each $10 principal amount of any BRIDGES. There will be no periodic payments of interest on the BRIDGES.

Supplemental Redemption
  Amount.....................   The Supplemental Redemption Amount, payable with
                                respect to each BRIDGES at maturity, will be calculated by the Calculation Agent on the last of the Determination Dates and will be an amount equal to the greater of (a) zero and (b) the product of Par and the DJIA Percent Change.

                                The Company will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the DJIA; Alteration of Method of Calculation" below.

                                All percentages resulting from any calculation with respect to the BRIDGES will be rounded to the nearest one hundred- thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

DJIA Percent Change..........   The DJIA Percent Change is a fraction, the
                                numerator of which will be the Final Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The
                                DJIA Percent Change is described by the
                                following formula:

                                      (Final Index Value - Initial Index Value)
                                   --------------------------------------------
                                              Initial Index Value


Initial Index Value..........

Index Closing Value..........   The Index Closing Value, on any Determination
                                Date, will equal the closing value of the DJIA or any Successor Index at the regular official weekday close of trading on such Determination
                                Date. See "Discontinuance of the DJIA;
                                Alteration of Method of Calculation."

                                References herein to the DJIA will be deemed to include any Successor Index, unless the context requires otherwise.

Final Index Value............   The Final Index Value will equal the arithmetic
                                average of the Index Closing Values on each of the Determination Dates as calculated on the last Determination Date by the Calculation Agent and rounded to the nearest one hundredth of a point with five one thousandths of a point being rounded upwards.

Determination Dates..........   The Determination Dates will be specified at the
                                time of pricing and will appear in the final
                                Pricing Supplement. The first scheduled
                                Determination Date may be any date from and including January 1, 2002 through March 31,
                                2002; the second scheduled Determination Date may be any date from and including January 1, 2003 through March 31, 2003; and the last scheduled Determination Date will be April 21,
                                2004. The first and second scheduled
                                Determination Dates will be selected on the basis of market interest rates and the volatility of the DJIA at the time of pricing.

                                If either of the first two Determination Dates is not a Trading Day or if a Market Disruption Event occurs on either such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding either of the first two Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the DJIA on such fifth Trading Day in accordance with the formula for and method of calculating the DJIA last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the DJIA.

                                If April 21, 2004, the last scheduled
                                Determination Date is not a Trading Day or if there is a Market Disruption Event on such last Determination Date, such last Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that the last Determination Date will be no later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the DJIA on such last Determination Date in accordance with clause (ii) of the preceding paragraph.

Trading Day..................   A day on which trading is generally conducted on
                                the New York Stock Exchange ("NYSE"), the
                                American Stock Exchange, Inc. ("AMEX"), the
                                NASDAQ National Market ("NASDAQ NMS"), the
                                Chicago Mercantile Exchange and the Chicago
                                Board of Options Exchange, as determined by the Calculation Agent.

Market Disruption Event......   "Market Disruption Event" means, with respect to
                                the DJIA:

                                    (i) a suspension, absence or material
                                    limitation of trading of 6 or more of the securities included in the DJIA on the primary market for such securities for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the DJIA during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the BRIDGES.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the DJIA by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market,
                                (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the DJIA and (5) a "suspension, absence or material limitation of trading" on the primary market on which futures or options contracts related to the DJIA are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternative Determination
Date in case of an Event
of Default ..................   In case an Event of Default with respect to any
                                BRIDGES shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the BRIDGES will be determined by the Calculation Agent and will be equal to Par plus the Supplemental Redemption Amount, if any, determined as though each Determination
                                Date scheduled to occur on or after such date of acceleration were the date of acceleration.

Calculation Agent............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the BRIDGES.

                                Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the DJIA Percent Change, the Final Index Value, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Discontinuance of the DJIA; Alteration of Method of Calculation" below and "Market Disruption Event" above. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the BRIDGES to restrict the use of information relating to the calculation of the DJIA Percent Change, the Final Index Value and the Supplemental Redemption Amount prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors.................   An investment in the BRIDGES entails significant
                                risks not associated with similar investments in a conventional security, including the following.

                                If the DJIA Percent Change is equal to or less than zero, the holders of the BRIDGES will receive only the par amount of each BRIDGES at maturity.

                                There will be no periodic payments of interest on the BRIDGES as there would be on a conventional fixed-rate debt security having the same maturity date as the BRIDGES and issued by the Company on the Original Issue Date. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity of the BRIDGES may be less than that which would be payable on such a conventional fixed-rate debt security.

                                The return of only the par amount of each BRIDGES at maturity will not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money. The percentage appreciation of the DJIA based on the Final Index Value over the Initial Index Value does not reflect the payment of dividends on the stocks underlying the DJIA. Therefore, the yield to maturity based on the Final Index Value relative to the Initial Index Value will not be the same yield as would be produced if such underlying stocks were purchased and held for a similar period.

                                The BRIDGES are not currently listed on any exchange, but the Company intends to apply to list the BRIDGES on the NYSE, subject to meeting the NYSE listing requirements. It is not possible to predict whether the BRIDGES will meet the NYSE listing requirements, and there can be no assurance as to whether there will be a secondary market in the BRIDGES or if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the BRIDGES will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the DJIA, dividend rates on the stocks underlying the DJIA, the time remaining to each Determination Date and to the maturity of the BRIDGES and market interest rates. In addition, the Final Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the BRIDGES prior to maturity is expected to depend primarily on market interest rates, market volatility and the extent of the appreciation or depreciation of the DJIA from the Initial Index Value on each of the Determination Dates. The price at which a holder will be able to sell the BRIDGES prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, or on any previous Determination Date the DJIA (or the Final Index Value, if determined) is below, equal to or not sufficiently above the Initial Index Value, if market interest rates rise substantially or if market volatility decreases.

                                The historical DJIA values should not be taken as an indication of the future performance of the DJIA during the term of the BRIDGES. While the trading prices of the stocks underlying the DJIA will determine the value of the DJIA, it is impossible to predict whether the value of the DJIA will rise or fall. Trading prices of the stocks underlying the DJIA will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                The policies of Dow Jones concerning additions, deletions and substitutions of the stocks underlying the DJIA and the manner in which Dow Jones takes account of certain changes affecting such underlying stocks may affect the value of the DJIA. The policies of Dow Jones with respect to the calculation of the DJIA could also affect the value of the DJIA. Dow Jones may discontinue or suspend calculation or dissemination of the DJIA. Any such actions could affect the value of the BRIDGES. See "The Dow Jones Industrial Average" and "Discontinuance of the DJIA; Alteration of Method of Calculation" below.

                                Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the DJIA Percent Change, the Final Index Value, the Supplement Redemption Amount or whether a Market Disruption Event has occurred. See "Market Disruption Event" and "Calculation Agent" above and "Discontinuance of the DJIA; Alteration of Method of Calculation" below.

                                It is suggested that prospective investors who consider purchasing the BRIDGES should reach an investment decision only after carefully considering the suitability of the BRIDGES in light of their particular circumstances.

                                Investors should also consider the tax
                                consequences of investing in the BRIDGES. See "United States Federal Taxation" below. U.S. taxable investors will be subject to annual income tax based on the comparable yield of the BRIDGES even though they will not receive any payments thereon prior to maturity and at maturity may only receive the return of the par amount of the BRIDGES. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the BRIDGES will be treated as ordinary income.

The Dow Jones Industrial
Average......................   Unless otherwise stated, all information herein
                                on the DJIA is derived from Dow Jones or other publicly available sources. Such information reflects the policies of Dow Jones as stated in such sources and such policies are subject to change by Dow Jones. Dow Jones is under no obligation to continue to publish the DJIA and may discontinue publication of the DJIA at any time.

                                The DJIA is a price-weighted index (i.e., the weight of a component stock in the DJIA is based on its price per share rather than the total market capitalization of the issuer of such component stock) comprised of 30 common stocks chosen by the editors of the Wall Street Journal ("WSJ") as representative of the broad market of U.S. industry. The corporations represented in the DJIA tend to be leaders within their respective industries and their stocks are typically widely held by individuals and institutional investors. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the corporations represented in the DJIA, any stock exchange, any official agency or the Company. Changes to the common stocks included in the DJIA tend to be made infrequently. Historically, most substitutions have been the result of mergers, but from time to time, changes may be made to achieve what the editors of the WSJ deem to be a more accurate representation of the broad market of U.S. industry. In choosing a new corporation for the DJIA, the editors of the WSJ look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the DJIA may be changed at any time for any reason. Dow Jones, publisher of the WSJ, is not affiliated with the Company and has not participated in any way in the creation of the BRIDGES.

                                The DJIA initially consisted of twelve common stocks and was first published in the WSJ in 1896. The DJIA was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the DJIA has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the DJIA have been changed on a relatively infrequent basis.

                                The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor that is designed to provide meaningful continuity in the value of the DJIA. Because the DJIA is price-weighted, stock splits or changes in the component stocks could result in distortions in the DJIA value. In order to prevent such distortions related to extrinsic factors, the divisor is changed in accordance with a mathematical formula that reflects adjusted proportions within the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. In addition, other statistics based on the DJIA may be found in a variety of publicly available sources.

                                The divisor is adjusted due to corporate actions that change the price of any of the stocks underlying the DJIA. The most frequent reason for such an adjustment is a stock split. For example, suppose a company in the DJIA issues one new share for each share outstanding. After this two-for-one "split," each share of stock is worth half what it was immediately before, other things being equal. But without an adjustment in the divisor, this split would produce a distortion in the DJIA. An adjustment must be made to compensate so that the "average" will remain unchanged. At Dow Jones, this adjustment is handled by changing the divisor.* The formula used to calculate divisor adjustments is:

                                                       Adjusted Sum of Prices
                       New Divisor = Current Divisor x ------------------------
                                                       Unadjusted Sum of Prices


                          Issuer of Component
                                Stock(1)                                 Symbol
                         -------------------------------------------------------
                         Allied-Signal Inc................................. ALD
                         Aluminum Co. of America........................... AA
                         American Express Co............................... AXP
                         AT&T Corp........................................  T
                         Boeing Co., The................................... BA
                         Caterpillar Inc................................... CAT
                         Chevron Corp.....................................  CHV
                         Coca-Cola Co., The ..............................  KO
                         Disney (Walt) Co.................................. DIS
                         DuPont (E.I.) De Nemours & Co....................  DD
                         Eastman Kodak Co.................................. EK
                         Exxon Corp.......................................  XON
                         General Electric Co............................... GE
                         General Motors Corp..............................  GM
                         Goodyear Tire & Rubber Co......................... GT
                         Hewlett-Packard Co................................ HWP
                         International Business Machines Corp.............. IBM
                         International Paper Co............................ IP
                         Johnson & Johnson................................. JNJ
                         McDonald's Corp................................... MCD
                         Merck & Co........................................ MRK
                         Minnesota Mining & Manufacturing Co............... MMM
                         Morgan (J.P.) & Co................................ JPM
                         Morris (Philip) Cos............................... MO
                         Procter & Gamble Co............................... PG
                         Sears, Roebuck & Co............................... S
                         Travelers Group Inc............................... TRV
                         Union Carbide Corp................................ UK
                         United Technologies Corp.......................... UTX


--------
*Currently, the divisor is recalculated after the close of business on the day prior to the occurrence of the split.


                                Wal-Mart Stores Inc.................. WMT

                                (1) Although all 30 stocks underlying the DJIA are currently listed on the New York Stock Exchange, listing on the New York Stock Exchange is not a criterion for selection.

                                The Company or its affiliates may presently or from time to time engage in business with Dow Jones or one or more of the issuers of the component stocks of the DJIA, including extending loans to, or making equity investments in, Dow Jones or such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business with issuers, the Company or its affiliates may acquire non-public information with respect to such issuers. The Company may also act as market maker for the common stocks of such issuers. The Company does not make any representation to any purchaser of BRIDGES with respect to any matters whatsoever relating to Dow Jones or such issuers. Any prospective purchaser of BRIDGES should undertake an independent investigation of the issuers of the component stocks of the DJIA and with respect to the competency of Dow Jones to formulate and calculate the DJIA as in its judgment is appropriate to make an informed decision with respect to an investment in the BRIDGES. The composition of the DJIA does not reflect any investment or sell recommendations of the Company or its affiliates.

                                "Dow Jones," "Dow Jones Industrial
                                Average(sm)," and "DJIA(sm)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Company. The Company's BRIDGES based on the Dow Jones Industrial Average(sm), are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s).

Discontinuance of the DJIA;
Alteration of Method of
Calculation..................   If Dow Jones discontinues publication of the
                                DJIA and Dow Jones or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued
                                DJIA (such index being referred to herein as a "Successor Index"), then any subsequent Index
                                Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor Index on the relevant Determination
                                Date.

                                Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the BRIDGES within three Trading Days of such selection.

                                If Dow Jones discontinues publication of the DJIA prior to, and such discontinuance is continuing on, any Determination Date and the Calculation Agent determines that no Successor Index is available at such time, then on such Determination Date, the Calculation Agent will determine the Index Closing Value that would be used in computing the DJIA Percent Change on such Determination Date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the DJIA last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Determination Date of each security most recently comprising the DJIA. Notwithstanding these alternative arrangements, discontinuance of the publication of the DJIA may adversely affect the value of the BRIDGES.

                                If at any time the method of calculating the DJIA or a Successor Index, or the value thereof, is changed in a material respect, or if the DJIA or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the DJIA or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each Determination Date make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the DJIA or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to the DJIA or such Successor Index, as adjusted. Accordingly, if the method of calculating the DJIA or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the DJIA or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Public Information...........   All disclosure contained in this Pricing
                                Supplement regarding the DJIA, including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones. Neither the Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Historical Information.......   The following table sets forth the high and low
                                daily closing values, as well as end-of-quarter closing values, of the DJIA for each quarter in the period from January 1, 1992 through March
                                16, 1998. The Index Closing Values listed below were obtained from Bloomberg Financial Markets.
                                The Company believes all such information to be accurate. The historical values of the DJIA should not be taken as an indication of future performance, and no assurance can be given that the DJIA will increase sufficiently to cause the holders of the BRIDGES to receive any Supplemental Redemption Amount.


                                                Daily Index Closing Values
                                             -------------------------------
                                                                      Period
                                              High        Low           End
                                              ----        ---         ------
               1992
                   First Quarter............ 3290.25    3172.41      3235.47
                   Second Quarter........... 3413.21    3181.35      3318.52
                   Third Quarter............ 3395.40    3228.17      3271.66
                   Fourth Quarter........... 3333.26    3136.58      3301.11
               1993
                   First Quarter............ 3478.35    3241.96      3435.11
                   Second Quarter........... 3554.84    3370.82      3516.08
                   Third Quarter............ 3652.10    3449.94      3555.12
                   Fourth Quarter........... 3794.34    3577.77      3754.09
               1994
                   First Quarter............ 3978.37    3626.76      3635.96
                   Second Quarter........... 3814.84    3593.36      3624.96
                   Third Quarter............ 3953.88    3646.65      3843.19
                   Fourth Quarter........... 3936.04    3674.63      3834.44
               1995
                   First Quarter............ 4172.56    3832.08      4157.69
                   Second Quarter........... 4589.64    4168.41      4556.10
                   Third Quarter............ 4801.80    4580.62      4789.08
                   Fourth Quarter........... 5216.47    4703.82      5117.12
               1996
                   First Quarter............ 5683.60    5032.94      5587.14
                   Second Quarter........... 5778.00    5420.95      5654.63
                   Third Quarter............ 5894.74    5346.55      5882.17
                   Fourth Quarter........... 6560.91    5904.90      6448.27
               1997
                   First Quarter............ 7085.16    6442.49      6583.48
                   Second Quarter........... 7796.51    6391.69      7672.79
                   Third Quarter............ 8259.31    7622.42      7945.26
                   Fourth Quarter........... 8178.31    7161.15      7908.25
               1998
                   First Quarter (through
                   March 16, 1998).......... 8718.85   7580.42      8718.85


Use of Proceeds and
Hedging......................   The net proceeds to be received by the Company
                                from the sale of the BRIDGES will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the BRIDGES, including hedging market risks associated with the Supplemental
                                Redemption Amount.

                                On or prior to the date of this Pricing
                                Supplement, the Company, through its
                                subsidiaries and others, may hedge some or all of its anticipated exposure in connection with the BRIDGES by the purchase and sale of exchange traded and over the counter options on the DJIA, individual stocks included in the DJIA, futures contracts on the DJIA and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the BRIDGES, including on each Determination Date, by purchasing and selling the securities and instruments listed above and other available securities and instruments. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the DJIA, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

License Agreement............   Dow Jones and MS & Co. have entered into a
                                non-exclusive license agreement providing for the license to MS & Co., and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJIA, which is owned and published by Dow Jones, in connection with certain securities, including the BRIDGES.

                                The license agreement between Dow Jones and MS & Co. provides that the following language must be set forth in this Pricing Supplement:

                                The BRIDGES are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the BRIDGES or any member of the public regarding the advisability of investing in securities generally or in the BRIDGES particularly. Dow Jones' only relationship to the Company is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial Average(sm) which is determined, composed and calculated by Dow Jones without regard to the Company or the BRIDGES. Dow Jones has no obligation to take the needs of the Company or the owners of the BRIDGES into consideration in determining, composing or calculating the Dow Jones Industrial Average(sm). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BRIDGES to be issued or in the determination or calculation of the equation by which the BRIDGES are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the BRIDGES.

                                DOW JONES DOES NOT GUARANTEE THE ACCURACY
                                AND/OR THE COMPLETENESS OF THE DOW JONES
                                INDUSTRIAL AVERAGE(sm)  OR ANY DATA
                                INCLUDED THEREIN AND DOW JONES SHALL HAVE
                                NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR
                                INTERRUPTIONS THEREIN.  DOW JONES MAKES NO
                                WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS
                                TO BE OBTAINED BY THE COMPANY, OWNERS OF
                                THE BRIDGES, OR ANY OTHER PERSON OR ENTITY
                                FROM THE USE OF THE DOW JONES INDUSTRIAL
                                AVERAGE(sm)  OR ANY DATA INCLUDED THEREIN.
                                DOW JONES MAKES NO EXPRESS OR IMPLIED
                                WARRANTIES, AND EXPRESSLY DISCLAIMS ALL
                                WARRANTIES, OF MERCHANTABILITY OR FITNESS
                                FOR A PARTICULAR PURPOSE OR USE WITH
                                RESPECT TO THE DOW JONES INDUSTRIAL
                                AVERAGE(sm)  OR ANY DATA INCLUDED THEREIN.
                                WITHOUT LIMITING ANY OF THE FOREGOING, IN
                                NO EVENT SHALL DOW JONES HAVE ANY LIABILITY
                                FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE,
                                SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES
                                (INCLUDING LOST PROFITS), EVEN IF NOTIFIED
                                OF THE POSSIBILITY THEREOF.  THERE ARE NO
                                THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS
                                OR ARRANGEMENTS BETWEEN DOW JONES AND THE
                                COMPANY.

United States Federal
Taxation.....................   The BRIDGES are Notes linked to an index and
                                investors should refer to the discussion under "United States Federal Taxation-- Notes-- Notes
                                Linked to Commodity Prices, Single Securities,
                                Baskets of Securities or Indices" and "United
                                States Federal Taxation -- Notes-- Optionally
                                Exchangeable Notes" in the accompanying
                                Prospectus Supplement. In connection with the discussion thereunder, the Company has determined that the "comparable yield" is an annual rate of __%, compounded annually. Based on the Company's determination of the comparable yield, the "projected payment schedule" for a BRIDGES (assuming a par amount of $10 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $____.

                                The following table states the amount of interest that will be deemed to have accrued with respect to a BRIDGES during each accrual period, based upon the Company's determination of the comparable yield and the projected payment schedule:



                                                                  TOTAL INTEREST
                                                                     DEEMED TO
                                                    INTEREST        HAVE ACCRUED
                                                    DEEMED TO      FROM ORIGINAL
                                                     ACCRUE       ISSUE DATE PER
                                                     DURING       BRIDGES(sm) AS
                                                     ACCRUAL         OF END OF
                                                  PERIOD (PER        ACCRUAL
                  ACCRUAL PERIOD                  BRIDGES(sm))         PERIOD
                  --------------                  ------------         ------
        Original Issue Date through December
        31, 1998.............................         $                $
        January 1, 1999 through December 31,
        1999................................          $                $
        January 1, 2000 through December 31,
        2000 ...............................          $                $
        January 1, 2001 through December 31,
        2001................................          $                $
        January 1, 2002 through December 31,
        2002................................          $                $
        January 1, 2003 through December 31,
        2003................................          $                $
        January 1, 2004 through April 30,
        2004................................          $                $

                                THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF UNITED STATES HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE BRIDGES(sm) AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNTS OF THE PAYMENTS ON THE BRIDGES(sm).

                                Additional Disclosure for Non-U.S. Holders. The following discussion is based on the opinion of Davis Polk & Wardwell, special tax counsel to the Company. As used herein, the term "Non-U.S. Holder" means an owner of a BRIDGES that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign trust or estate or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign trust or estate. The following summary does not deal with persons that are not Non-U.S. Holders or that are subject to special rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be taxed as United States resident aliens, corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies, and certain other Non-U.S. Holders that are owned or controlled by persons subject to United States federal income tax. In addition, unless otherwise noted, the following summary does not apply to persons for whom interest or gain on a BRIDGES is effectively connected with a trade or business in the United States. Persons considering the purchase of the BRIDGES should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the Code and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. Capitalized terms appearing herein and not defined have the meanings assigned to such terms in the Prospectus Supplement.

                                Subject to the discussion below concerning backup withholding, payments of principal and the Supplemental Redemption Amount, if any, at maturity of a BRIDGES by the Company or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such BRIDGES, will not be subject to United States federal income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below; (iii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such payment and gain are not effectively connected with the conduct by such Holder of a trade or business in the United States.

                                Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax, either the beneficial owner of the BRIDGES, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the BRIDGES on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the BRIDGES is not a United States person. Under United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a BRIDGES certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the BRIDGES on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). With respect to BRIDGES held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for payments with respect to a BRIDGES after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

                                Under Section 2105(b) of the Code, a BRIDGES held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such BRIDGES would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

                                Under current Treasury Regulations, backup withholding at 31% will not apply to payments by the Company made on a BRIDGES if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

                                Under current Treasury Regulations, payments on the sale, exchange or other disposition of a BRIDGES made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1998, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

                                Non-U.S. Holders of BRIDGES should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.